Exhibit 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Bill Prange
Chairman and
Chief Executive Officer
(763) 551-5000

For Immediate Release
CONTACT:	Investor Relations:
Melissa Myron/Rachel Albert
Financial Dynamics
(212) 850-5600

CHRISTOPHER & BANKS CORPORATION REPORTS

SECOND QUARTER RESULTS

Minneapolis, MN, September 20, 2005 – Christopher & Banks Corporation (NYSE: CBK) today reported results for its second quarter and six months ended August 27, 2005.

For the second quarter, net income was $5.7 million, or $0.16 per diluted share, compared with $5.5 million, or $0.15 per diluted share, as restated for lease accounting changes, in the prior year period.  Net sales for the second quarter increased 15% to $110.8 million from $96.4 million last year, while same-store sales rose 3% during the quarter.

For the six months ended August 27, 2005, net income was $15.0 million, or $0.41 per diluted share, compared with $15.5 million, or $0.41 per diluted share, as restated for lease accounting changes, in the prior year period.  Net sales for the six-month period increased 17% to $233.5 million from $199.0 million last year, while same-store sales increased 3%.

During the first half of the fiscal year, the Company opened 35 new stores. As of August 27, 2005 the Company operated 674 stores compared to 585 stores at August 28, 2004.  Approximately 34 additional new stores are planned to open in the third quarter.

Bill Prange, Chairman and Chief Executive Officer of Christopher & Banks Corporation commented, “We are pleased that our second quarter merchandise margins showed improvement over last year, primarily due to a lower level of markdowns. While we have made progress in increasing merchandise margins and stabilizing earnings, further opportunity for improvement lies ahead of us.”

Mr. Prange concluded, “Month-to-date September same-store sales are flat and, with our leaner inventory position, we expect September merchandise margins will improve over last year levels.”

Same-store sales for the month ending September 24, 2005 will be reported on September 29, 2005.

Second Half Outlook

The Company currently expects earnings per diluted share for the second half of its fiscal year to range from $0.37 to $0.42. When combined with the $0.41 per diluted share earned in the first six months of the year, the Company anticipates full year earnings per diluted share will range from $0.78 to $0.83 compared to $0.73 per diluted share in the prior fiscal year.

The Company will discuss its second quarter results in a conference call scheduled for today, September 20, 2005, at 5:00 p.m. Eastern Time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  The Company currently operates 679 women’s specialty stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn. The company currently has 489 Christopher & Banks stores, 169 C.J. Banks stores and 21 Acorn stores.

This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Financial Tables Follow

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE INCOME STATEMENT

FOR THE THREE AND SIX MONTHS ENDED

AUGUST 27, 2005 AND AUGUST 28, 2004

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	August 27, 2005	August 28, 2004	August 27, 2005	August 28, 2004
		(Restated)		(Restated)

Net sales	$110,806	$96,373	$233,484	$198,998

Costs and expenses:
Merchandise, buying and occupancy	66,782	59,359	138,854	117,508
Selling, general and administrative	30,666	24,431	61,958	49,084
Depreciation and amortization	4,545	3,885	9,022	7,621
Total costs and expenses	101,993	87,675	209,834	174,213

Operating income	8,813	8,698	23,650	24,785

Interest income	460	242	787	500

Income before income taxes	9,273	8,940	24,437	25,285

Income tax provision	3,579	3,451	9,433	9,760

Net income	$5,694	$5,489	$15,004	$15,525

Basic earnings per share:
Net income	$0.16	$0.15	$0.42	$0.42

Basic shares outstanding	35,840	36,393	35,793	36,949
Diluted earnings per share:
Net income	$0.16	$0.15	$0.41	$0.41

Diluted shares outstanding	36,212	36,900	36,158	37,518

Dividends per share	$0.04	$0.04	$0.08	$0.08

~ more ~

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	August 27, 2005	August 28, 2004
		(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$35,857	$9,138
Short-term investments	26,876	41,917
Merchandise inventory	40,552	41,596
Other current assets	12,065	13,571
Total current assets	115,350	106,222

Property, equipment and improvements, net	115,156	106,362

Other assets:
Goodwill	3,587	—
Other	957	149
Total other assets	4,544	149

Total assets	$235,050	$212,733

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,728	$11,279
Accrued liabilities	15,875	12,300
Total current liabilities	24,603	23,579

Other liabilities:
Deferred lease incentives	19,864	18,863
Other	13,380	12,056
Total other liabilities	33,244	30,919

Stockholders’ equity:
Common stock	427	423
Additional paid-in capital	62,886	59,785
Retained earnings	174,466	153,685
Common stock held in treasury	(60,576)	(55,658)
Total stockholders’ equity	177,203	158,235

Total liabilities and stockholders’ equity	$235,050	$212,733

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